Exhibit 10.6

SUBLEASE

THIS SUBLEASE (this “Sublease”) made as of the 16th day of December, 2021, by and between Boonton Electronics Corp., a New Jersey corporation (“Sublandlord”), and RF Industries, Ltd., a Nevada corporation (“Subtenant”).

Witnesseth:

WHEREAS, Icon Keystone NJP III Owner Pool 4 NJ, LLC, (“Prime Landlord”) and Sublandlord are parties to the Prime Lease described on Exhibit A (the “Prime Lease”) pursuant to which Prime Landlord leases to Sublandlord certain premises containing approximately 45,700 rentable square feet of space, as more particularly described in the Prime Lease (the “Premises”) in the building located at 25 Eastmans Road, Suite 100, Parsippany, New Jersey 07054 (the “Building”); and

WHEREAS, Sublandlord has agreed to sublet to Subtenant and Subtenant has agreed to sublet from Sublandlord a portion of the Premises;

NOW, THEREFORE, in consideration of the rents herein provided and of the covenants and agreements herein contained and intending to be legally bound hereby, Sublandlord and Subtenant hereby covenant and agree as follows:

1. Demise.

a. Subject to all of the provisions of this Sublease, Sublandlord hereby demises and subleases to Subtenant, and Subtenant hereby takes and hires from Sublandlord, that portion of the Premises depicted on Exhibit B attached hereto and made a part hereof (the “Subleased Premises”). For purposes of this Sublease, the Subleased Premises are deemed to contain 23,300 rentable square feet of space. Subtenant shall have access to the Subleased Premises twenty four hours a day, seven days a week, subject to the terms and conditions hereof and of the Prime Lease. The portion of the Premises excluding the Subleased Premises shall be referred to as the “Retained Premises.”

b. Sublandlord shall perform the work set forth on Exhibit C attached hereto and made a part hereof in the Subleased Premises (“Sublandlord’s Work”) in a good and workmanlike manner and in compliance with all applicable governmental laws, rules, regulations, and requirements. Prior to commencement of Sublandlord’s Works, Sublandlord shall deliver to Subtenant a reasonably detailed cost estimate for Sublandlord’s Work for Subtenant’s approval (the “Cost Estimate”). Sublandlord shall complete Sublandlord’s Work by no later than the Commencement Date and provide Subtenant an invoice therefor with reasonable evidence of the cost incurred by Sublandlord. Subtenant shall reimburse Sublandlord on the Commencement Date for one-half (1/2) of the cost of the Sublandlord’s Work, which shall not exceed one-half (1/2) of the Cost Estimate unless the cost of the Sublandlord’s Work exceeds the Cost Estimate by ten percent (10%) or more. If Sublandlord fails to complete Sublandlord’s Work by the Commencement Date, then Subtenant shall be entitled to an additional day for day abatement of Base Rent for the number of days between the Commencement Date and the date the Sublandlord’s Work is completed.

c. Subtenant shall be permitted to use fifty-three (53) parking spaces in the Building’s parking facilities at no additional charge, which use shall be on a first-come first-served basis in common with Sublandlord and its employees, agents, contractors, licensees, and invitees.

2. Term. The term of this Sublease (the “Term”) shall commence on the Closing Date (the “Commencement Date”) as defined in and under that certain Membership Interest Purchase Agreement of even date herewith between Sublandlord, Subtenant, and Microlab/FXR LLC (the “MIPA”) and shall expire on March 30, 2023, unless sooner terminated pursuant to any of the terms of this Sublease. Effective as of the Commencement Date, this Sublease shall be deemed to have been assigned by Subtenant to Microlab/FXR LLC. and Subtenant shall be fully released from any and all liability in connection with this Sublease, the Prime Lease, and the Subleased Premises whether arising prior to or after the Commencement Date and shall have no further obligations hereunder. Notwithstanding anything contained to the contrary herein, if the MIPA is terminated for any reason, this Sublease shall be null and void and neither party shall have any liability in connection with this Sublease, the Prime Lease and the Subleased Premises whether arising prior to or after the Commencement Date, and neither Subtenant nor Microlab/FXR LLC shall have any further obligations hereunder; except Subtenant shall remain liable for the reimbursement set forth in Section 1.b hereof.

3. Rent.

a. Subtenant covenants and agrees to pay Sublandlord, in advance, on or before the Commencement Date and on the first day of each subsequent calendar month during the Term base rent (“Base Rent”) in the following amounts:

Period	Monthly Rent PSF	Monthly Installment
Months 1*-12	$10.45	$20,290.42
Months 13-Expiration	$10.76	$20,892.33
[* including any initial partial month]

b. All amounts other than Base Rent that may be due Sublandlord under this Sublease shall be deemed “Additional Rent.” Subtenant covenants and agrees to pay Sublandlord all Additional Rent when due hereunder, without any setoff, abatement or deduction whatsoever. If no time period or due date is set forth herein for any particular item of Additional Rent, such Additional Rent shall be due within fifteen (15) days after presentation of an invoice therefor. Additional Rent and Base Rent shall hereinafter be collectively referred to herein as “Rent.”

c. In addition to Base Rent, Subtenant shall pay to Sublandlord together with each installation of Base Rent, fifty-one percent (51%) (“Subtenant’s Share”) of Sublandlord’s Pro Rata Share (as defined in the Prime Lease) of (i) real estate taxes charged by Prime Landlord as set forth in Section 5 of the Prime Lease, (ii) common area maintenance and management costs charged by Prime Landlord as set forth in Section 7 of the Prime Lease, (iii) insurance for the Building charged by Prime Landlord as set forth in Section 9 of the Prime Lease, and (iv) all other amounts payable by Sublandlord under the Prime Lease other than (A) the Base Rent set forth therein, (B) amounts applicable to maintenance, repair, or replacement of only the Retained Premises, and (C) amounts due in connection with a breach or default by Sublandlord under the Prime Lease not caused by a breach or default of Subtenant hereunder. Subject to Section 11 hereof, Sublandlord shall be and shall remain responsible under the Prime Lease for all payments owed to Prime Landlord, except for any payments arising out of any act, request, violation, breach, or default of Subtenant, which shall be paid to Sublandlord, or, at Sublandlord’s election, to Prime Landlord, not less than five (5) business days before the date due to Prime Landlord. Sublandlord shall promptly deliver to Subtenant all statements, invoices and true-ups received from the Prime Landlord pursuant to Section 5 and Section 7 of the Prime Lease.

d. Subtenant shall pay as Additional Rent Subtenant’s Share of all utilities consumed in the Premises within fifteen (15) days of Sublandlord’s presentation of the applicable utility company invoices therefor.

e. If the Term does not begin on the first day or end on the last day of a calendar month, the monthly installment of Rent for that partial month shall be prorated by multiplying the Rent amount by a fraction, the numerator of which is the number of days of that calendar month included in the Term and the denominator of which is the total number of days in the calendar month in question.

f. All Rent shall be paid to Sublandlord in lawful currency of the United States at Sublandlord’s address set forth in Section 9 or at such other place designated by Sublandlord from time to time by written notice to Subtenant. Subtenant shall pay a late fee equal to five percent (5%) of any Rent not timely paid. In addition, all sums due and payable as Rent not paid within five (5) days following notice of nonpayment shall bear interest from the date originally due until paid at a rate per annum equal to the lesser of ten percent (10%) per annum and the maximum rate permitted under applicable law. All interest accrued under this Subsection shall be deemed to be Additional Rent.

g. Concurrently with the execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of $40,581.00 to secure the faithful performance by Subtenant of all of the terms, covenants, and conditions of this Sublease by Subtenant to be kept and performed during the Term hereof. Subtenant agrees if it shall fail beyond any applicable notice and cure period to pay any installment of Rent provided in this Sublease, or if Subtenant shall be in default or breach of any of the other terms, covenants, or conditions of this Sublease beyond any applicable notice and cure period and Sublandlord shall suffer any damages as a result thereof, then Sublandlord may, at its option (but shall not be required to) apply said deposit to any Rent or other sum due and unpaid by Subtenant to Sublandlord hereunder, to any damage suffered by Sublandlord as a result of such default or breach and to any reasonable attorneys’ fees incurred by Sublandlord in connection therewith. Should any portion of the deposit be applied, then Subtenant shall forthwith remit to Sublandlord a sufficient amount in cash to restore said security deposit to its original amount, and Subtenant’s failure to do so within five(5) business days after demand shall constitute a breach of this Sublease. The unappropriated balance of said security deposit shall be returned to Subtenant following the expiration of the Term or upon any earlier termination not resulting from Subtenant’s default within thirty (30) days of such expiration or earlier termination. Under no circumstances shall the deposit be used as or considered pre-paid rent.

4. Use. Subtenant shall occupy and use the Subleased Premises only for the purposes and in all respects only as permitted under the Prime Lease.

5. Subject to the Prime Lease.

a. This Sublease shall be subject and subordinate in all respects to (i) the Prime Lease and to all of its terms, covenants, and conditions; and (ii) any and all matters to which the tenancy of Sublandlord, as tenant under the Prime Lease, is or may be subordinate. Except to the extent inapplicable to, deleted or modified by the terms of this Sublease, or otherwise inconsistent with the express terms of this Sublease, all of the covenants, agreements, terms, provisions, and conditions of the Prime Lease are hereby incorporated in and made a part of this Sublease and shall be binding upon the parties hereto, and such rights and obligations as are contained in the Prime Lease are hereby imposed upon the respective parties hereto, the Sublandlord herein being substituted for the landlord named in the Prime Lease, the Subtenant herein being substituted for the tenant named in the Lease, the Subleased Premises herein being substituted for the Premises and the Term herein being substituted for the term set forth in the Prime Lease. Notwithstanding the foregoing, the following are hereby excluded from such incorporation: Sections 1, 2, 3.a, 3.b, 3.c, 3.d, 4, 6, 14.c, 17, 19, 20, 21, and 22 of the Prime Lease; and all provisions of the Amendments other than Paragraph 9 of the Fourth Amendment and Paragraph 5 of the Fifth Amendment.

b. Sublandlord represents and warrants to Subtenant: (i) the Prime Lease is the full agreement by Prime Landlord and Sublandlord with respect to the Premises and has not been modified or amended in any respect, (ii) to Sublandlord’s actual knowledge, the Subleased Premises are, and shall be on the Commencement Date, in good working order and condition, in compliance with the Prime Lease, free of hazardous substances and watertight, (iii) Sublandlord has received no written notice from Prime Landlord of any current default or pending default under the Prime Lease, (iv) Sublandlord has received no written notice from Prime Landlord or any governmental authority that the Subleased Premises is in violation of any applicable laws, and (v) Sublandlord has no actual knowledge of any default of Prime Landlord of any of its obligations under the Prime Lease.

c. Subtenant shall not do, or permit or suffer to be done, any act or omission by Subtenant, its agents, employees, contractors or invitees that would constitute a default under the Prime Lease; and Subtenant shall indemnify, defend, and hold Sublandlord harmless from and against all claims, demands, judgments, damages, costs, losses, and expenses (including reasonable attorneys’ fees and disbursements) arising out of any such act, omission, violation, or default, which obligation shall survive the expiration or earlier termination of this Sublease.

d. Sublandlord shall not do, or permit or suffer to be done, any act or omission by Sublandlord, its agents, employees, contractors, or invitees that would constitute a default under the Prime Lease; and Sublandlord shall indemnify, defend, and hold Subtenant harmless from and against all claims, demands, judgments, damages, costs, losses, and expenses (including reasonable attorneys’ fees and disbursements) arising out of any such act, omission, violation, or default, which obligation shall survive the expiration or earlier termination of this Sublease. Sublandlord shall not, without Subtenant’s prior written consent, modify or amend the Prime Lease in a manner that would materially increase the obligations of Subtenant, decrease the rights of Subtenant or materially adversely impact or interfere with the conduct of Subtenant’s business at the Subleased Premises.

e. In all provisions of the Prime Lease requiring the approval or consent of or notice to the Prime Landlord, Subtenant shall be required to obtain the approval or consent of or provide notice to, whichever the case may be, both Prime Landlord and Sublandlord. Except as may be set forth herein or in the Prime Lease, Sublandlord shall not unreasonably withhold, condition, or delayed its consent.

f. Notwithstanding anything to the contrary contained in this Sublease, should the Prime Lease expire or terminate during the Term for any reason, this Sublease shall terminate on the date of such expiration or termination of the Prime Lease, with the same force and effect as if such expiration or termination date had been specified in this Sublease as the expiration of the Term. Sublandlord shall have no liability to Subtenant in the event of any such expiration or termination.

g. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Prime Lease.

6. Prime Landlord’s Obligations.

a. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, including, but not limited to, any provisions of the Prime Lease incorporated into this Sublease, Sublandlord shall not be bound by any of the representations or warranties made by Prime Landlord, and Sublandlord shall have no obligation to perform any of the terms, covenants or conditions contained in the Prime Lease to be performed by the Prime Landlord. Without limiting the foregoing, Sublandlord shall have no obligation to provide any or all of the services, utilities, parking rights, work, alterations, repairs, maintenance or insurance coverages to be provided by Prime Landlord under the Prime Lease, and Sublandlord shall in no way be liable to Subtenant for any failure of Prime Landlord to provide such services, utilities, parking rights, work, alterations, repairs, maintenance or insurance coverages. Notwithstanding anything to the contrary contained in this Sublease or the Prime Lease, Sublandlord shall not be required to indemnify, hold harmless, or defend Subtenant pursuant to any of the terms of the Prime Lease or for any act, omission, violation, breach, or default of Prime Landlord, except to the extent of Sublandlord’s obligations pursuant to Section 7.b. The rights of Prime Landlord under the Prime Lease shall in no way be diminished by the terms of this Sublease.

b. If Prime Landlord fails to provide any services, utilities, parking rights, work, alterations, repairs, maintenance or insurance coverages required under the Prime Lease or otherwise fails to perform any other material term, covenant, condition, or obligation of Prime Landlord under the Prime Lease, Sublandlord shall, upon the written request of Subtenant, give Prime Landlord prompt notice of such failure and shall use commercially reasonable efforts to cause Prime Landlord to provide same and/or perform same. If following such notice and the expiration of any applicable grace period granted Prime Landlord under the Prime Lease, Prime Landlord shall fail to perform its obligations under the Prime Lease, then Subtenant shall have the right to take such action in its own name. If (i) any such action against the Prime Landlord in Subtenant’s name is barred by reason of lack of privity, non-assignability, or otherwise, and (ii) the failure of Prime Landlord to perform its obligations under the Prime Lease has, or may have, a materially adverse effect upon Subtenant’s permitted use of the Subleased Premises, then provided Subtenant is not in default hereunder, Subtenant may bring such action in Sublandlord’s name and Sublandlord shall execute all documents reasonably required in connection therewith, provided same is without cost or expense to Sublandlord.

7. Indemnification.

a. Subtenant shall protect, indemnify, and save Sublandlord harmless from and against all costs, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of every kind and nature whatsoever, incurred by Sublandlord by reason of or to the extent arising out of (i) any accident, death, injury, or damage in, on, about or in connection with, the Subleased Premises or any part thereof, or any matter involving the condition, occupancy, maintenance, alteration, repair, use, non-use, or operation of the Subleased Premises or any part thereof; (ii) any failure by Subtenant or by Subtenant’s employees, agents, contractors, or invitees to perform or observe any of the agreements, terms, covenants, or conditions of the Prime Lease or this Sublease on Subtenant’s part to be performed or observed; (iii) any negligence or willful misconduct of Subtenant or of Subtenant’s employees, agents, contractors, or invitees; (iv) any failure by Subtenant to vacate the Subleased Premises and surrender the Subleased Premises in the condition required under this Sublease on or before the expiration or earlier termination of this Sublease; and (v) any action by Subtenant pursuant to Section 6.b hereof at Subtenant’s request and direction; in each case, except to the extent the same arises out of or in connection with the negligence or willful misconduct of or breach of this Sublease or the Prime Lease by Sublandlord or its employees, agents, contractors, or invitees. Subtenant’s obligation to protect, indemnify, and save Sublandlord harmless, as set forth in this Section 7.a, shall survive the expiration or earlier termination of this Sublease.

b. Sublandlord shall protect, indemnify ,and save Subtenant harmless from and against all costs, losses, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) of every kind and nature whatsoever, incurred by Subtenant by reason of or arising out of (i) any accident, death, injury, or damage in, on, about or in connection with, the Retained Premises or any part thereof, or any matter involving the condition, occupancy, maintenance, alteration, repair, use, non-use or operation of the Retained Premises or any part thereof, (ii) any failure by Sublandlord or by Sublandlord’s employees, agents, contractors, or invitees to perform or observe any of the agreements, terms, covenants, or conditions of this Sublease on Sublandlord’s part to be performed or observed, or any breach of the Prime Lease by Sublandlord or by Sublandlord’s employees, agents, or contractors, or (iii) any negligence or willful misconduct of Sublandlord or of Sublandlord’s employees, agents, contractors, or invitees; in each case, except to the extent the same arises out of or in connection with the negligence or willful misconduct of Subtenant or its employees, agents, or contractors. Sublandlord’s obligation to protect, indemnify, and save Subtenant harmless, as set forth in this Section 7.b, shall survive the expiration or earlier termination of this Sublease.

c. Notwithstanding anything to the contrary herein, in no event shall Sublandlord or Subtenant have any liability for any consequential, special, or punitive damages in connection with this Sublease; provided the foregoing shall not exclude indemnification for claims by third parties for such types of damages.

8. Insurance.

a. Subtenant shall provide and maintain during the Term, with an insurance company acceptable to Sublandlord and Prime Landlord, all insurance required by Section 9 of the Prime Lease. Such insurance shall provide that it may not be canceled or amended except upon thirty (30) days’ written notice to Sublandlord and Prime Landlord. All liability insurance shall name Sublandlord and Prime Landlord as additional insureds. Subtenant shall furnish Sublandlord and Prime Landlord with certificates of insurance evidencing compliance with the foregoing insurance requirements.

b. Subtenant shall keep its personal property and trade fixtures and all alterations in the Subleased Premises insured with “all risk” insurance in an amount to cover 100% of the replacement cost of such personal property, fixtures and alterations.

c. Subtenant’s insurance policies shall (i) be issued by responsible insurance companies acceptable to Sublandlord and licensed to do business in the state where the Subleased Premises is located; (ii) provided that the insurance shall not be canceled or materially changed in the scope or the amount of coverage unless thirty (30) days’ prior written notice is given to Prime Landlord and Sublandlord; and (iii) be primary policies and not as contributory with, or in excess of, any coverage that Prime Landlord or Sublandlord may carry. In addition, the liability policy described in Section 8.a above shall name Sublandlord and Prime Landlord as additional insureds.

d. By the Commencement Date and upon each renewal of any of its insurance policies, Subtenant shall deliver to Sublandlord, and, if requested, to Prime Landlord certificates of insurance and, if required by Sublandlord, copies of all insurance policies, evidencing compliance with all of the requirements of this Section.

e. Notwithstanding anything to the contrary set forth in this Sublease, Sublandlord and Subtenant do hereby waive any and all claims against one another for damage to or destruction of real or personal property to the extent such damage or destruction is or would be covered by the property insurance of the type required by this Sublease or the Prime Lease (it being acknowledged that Sublandlord shall also carry all insurance required of the tenant under the Prime Lease), or is actually covered by property insurance whether or not required hereunder. The risk to be borne by each party shall also include the satisfaction of any deductible amounts required to be paid under the applicable property insurance carried by the party whose property is damaged, and each party agrees that the other party shall not be responsible for satisfaction of such deductible. These waivers shall apply if the damage would have been covered by the required insurance, even if the party fails to obtain such coverage. The intent of this provision is that each party shall look solely to its insurance with respect to property damage or destruction which can be covered by the property insurance required by this Sublease or the Prime Lease. Each such policy shall include a waiver of all rights of subrogation by the insurance carrier against the other party, its agents, and employees with respect to property damage covered by the applicable policy.

9. Notices. All notices or other communications required or permitted under this Sublease shall be in writing and shall be sent by registered or certified mail or by a nationally recognized overnight courier, postage prepaid, to the following addresses:

To Sublandlord:	Boonton Electronics Corp.
25 Eastmans Road, Suite 100
Parsippany, New Jersey 07054
Attention: Michael Kandell

with a copy to (which copy shall not constitute notice):

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
Newark, New Jersey 07102
Attention: Thomas DaCosta Lobo, Esq.

To Subtenant:	RF Industries, Ltd.
7610 Miramar Road,
San Diego, CA 92126
Attention: Peter Yin, CFO

with a copy to (which copy shall not constitute notice):

DLA Piper LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Martin Nichols

All notices shall be deemed given upon receipt of the same or when receipt is rejected by the receiving party. Either party may change its respective notice addresses by giving notice to the other party in the manner provided above.

10. Assignment and Subletting. Notwithstanding anything to the contrary contained in the Prime Lease, Subtenant shall not, by operation of law or otherwise, assign, transfer, mortgage, hypothecate or encumber this Sublease, nor sublet all or any part of the Subleased Premises or permit the Subleased Premises or any part thereof to be used by any other person or entity without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld. Any such attempted assignment, transfer, mortgaging, hypothecation, encumbering, subletting or permitted use by any other person or entity without the prior written consent of Sublandlord will be void and will, at the option of Sublandlord, terminate this Sublease. For purposes of this Sublease, the sale or transfer of fifty percent (50%) or more of the ownership interests the merger or consolidation of Subtenant into another entity shall constitute an assignment Sublease. Notwithstanding Sublandlord’s consent to any such assignment or subletting, the provisions of this Section shall be applicable to each and every subsequent assignment or subletting, and Subtenant shall not be released from any obligations under this Sublease. Notwithstanding the foregoing, Subtenant shall have the right to assign this Sublease or sublet the entire Subleased Premises to any one or more of the following without Sublandlord’s consent, but subject to any consent requirement under the Prime Lease: (a) any party controlling, controlled by, or under common control with Subtenant; (b) any party merging with, or surviving a reorganization of, Subtenant; and (c) any party acquiring all or substantially all of either or both Subtenant’s assets or equity; in the case of (b) and (c), provided Subtenant provides Sublandlord reasonable evidence such transferee has a net worth not less than Subtenant’s net worth as of the Commencement Date or as of the date immediately preceding such transfer, whichever is greater.

11. Condition and Maintenance of Subleased Premises.

a. Subject to the completion of Sublandlord’s Work, Subtenant shall accept the Subleased Premises on the Commencement Date in “as is” condition. Except as set forth in this Sublease, Subtenant acknowledges that no representations have been made to Subtenant with respect to the condition of the Subleased Premises and that Subtenant relied upon its own examination of the Subleased Premises in entering into this Sublease.

b. Sublandlord shall perform all repair and maintenance obligations of Tenant under the Prime Lease with respect to the entire Premises and Subtenant shall reimburse Sublandlord for the reasonable and actual cost thereof within fifteen (15) days of presentation of an invoice and reasonable supporting documentation. For costs applicable: (a) solely to the Subleased Premises, Subtenant shall reimburse the entire reasonable and actual cost; (b) in part to the Subleased Premises, such reimbursement shall be on a reasonable pro rata basis; and (c) to the entire Premises, such reimbursement shall be for Subtenant’s Share.

12. Alterations. Notwithstanding anything to the contrary that may be contained in Section 11.c of the Prime Lease, Subtenant shall not make any additions, alterations, changes, or improvements to the Subleased Premises without the prior written consent of Sublandlord and, if required under the Prime Lease, Prime Landlord, pursuant to the same terms of conditions of Section 11.c of the Prime Lease; provided Sublandlord’s consent shall not be required for decorative or cosmetic changes that do not require a building permit or the consent of Prime Landlord. All additions, alterations, changes, or improvements made to the Subleased Premises by Subtenant shall be made in compliance with all applicable governmental laws, rules, regulations, and requirements, including, but not limited to, the Americans with Disabilities Act of 1990 and its implementing regulations, as amended or supplemented from time to time, and all similar applicable state and local laws, rules, and regulations. Subtenant will indemnify, defend, and hold Sublandlord harmless from and against all claims, demands, judgments, damages, costs, losses, and expenses (including reasonable attorneys’ fees and disbursements) arising out of or related to Subtenant’s failure to comply with the provisions of this Section. Subtenant’s obligation to hold Sublandlord harmless and indemnify Sublandlord, as set forth in this Section 12, shall survive the expiration or earlier termination of this Sublease.

13. Casualty and Condemnation. Subtenant shall be entitled to abatement of Rent in the event Sublandlord receives an abatement rent pursuant to Section 10 or Section 12 of the Prime Lease but only to the extent such abatement under the Prime Lease is attributable to the Subleased Premises. Subtenant shall have the right to terminate this Sublease in connection with a casualty or condemnation affecting the Subleased Premises to the same extent as Sublandlord has such right with respect to the Premises pursuant to Section 10 or Section 12 of the Prime Lease.

14. Brokers. Sublandlord and Subtenant each warrants and represents to the other that it had no dealing with any broker or finder concerning the subletting of the Subleased Premises. Each party hereto agrees to indemnify and hold the other party harmless from any and all liabilities and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of claims against the other party by any broker, consultant, finder or like agent claiming to have brought about this Sublease based upon the alleged acts of the indemnifying party. This obligation to indemnify and hold the other party harmless, as set forth in this Section 14, shall survive expiration or earlier termination of this Sublease.

15. Surrender of Subleased Premises. At the expiration or earlier termination of this Sublease, Subtenant shall quit and surrender the Subleased Premises broom clean, in substantially as good condition as it was at the beginning of the Term, reasonable wear and tear excepted, and shall, to the extent not inconsistent with any specific provision of this Sublease, comply with all of the terms and conditions of the Prime Lease regarding surrender of the Premises, provided Subtenant shall not be obligated to remove any Sublandlord’s Work or other additions, alterations, improvements, wiring, or cabling not installed by Subtenant or repair any damage caused by Sublandlord or its agents, contractors, employees, or invitees. Without limitation of any of the foregoing, Subtenant shall on or before the expiration or earlier termination of this Sublease, (a) remove all of Subtenant’s personal property and repair any damage caused by such removal; (b) at Sublandlord’s request, remove all additions, alterations, and changes made to the Subleased Premises by or on behalf of Subtenant (other than Sublandlord’s Work) removal of which is required under the Prime Lease and repair any damage caused thereby; and (c) remove all trash and broom sweep the Subleased Premises. If Subtenant shall fail to quit and surrender the Subleased Premises as required, Subtenant shall pay to Sublandlord the greater of (x) any amounts owed by Sublandlord to Prime Landlord as a result of Subtenant’s holding over and (y) monthly holdover Base Rent equal to 150% of the monthly Base Rent payable in the last month of the Term. In addition, Subtenant shall be liable for any liability of Sublandlord to Prime Landlord to the extent arising from such holding over by Subtenant. If any personal property of Subtenant shall remain in the Subleased Premises after the expiration or earlier termination of this Sublease, at the election of Sublandlord, it shall be deemed to have been abandoned by Subtenant and may be retained by Sublandlord as its own property; or such property may be removed and disposed of by Sublandlord and Subtenant shall be obligated to reimburse Sublandlord for all costs incurred for such removal and disposal. Subtenant’s obligation to observe or perform under this Section 15 shall survive the expiration or earlier termination of this Sublease.

16. No Waiver. The failure of Sublandlord or Subtenant to insist in any one or more instances upon the strict performance of any of the covenants, agreements, terms, provisions or conditions of this Sublease, or to exercise any election or option contained herein, shall not be construed as a waiver or relinquishment, in the future or in any other instance, of such covenant, agreement, term, provision, condition, election or option. To be effective, a waiver must be set forth in a writing signed by the waiving party.

17. Default. Time is of the essence in the performance of all covenants and conditions. Subtenant shall be in default under this Sublease if:

a. Subtenant fails to pay Rent or any other charge within five (5) business days of notice of such failure;

b. Subtenant fails to perform any of Subtenant’s non-monetary obligations under this Sublease for a period of twenty (20) days after written notice from Sublandlord; provided if more than twenty (20) days is reasonably required to complete such performance, Subtenant shall not be in default if Subtenant promptly commences such performance and thereafter diligently pursues its completion;

c. Subtenant makes a general assignment or general arrangement for the benefit of creditors; a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Subtenant and is not dismissed within sixty (60) days; a trustee or receiver is appointed to take possession of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease and possession is not restored to Subtenant within sixty (60) days; or substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease is subjected to attachment, execution or other judicial seizure which is not discharged within sixty (60) days.

18. Remedies. If Subtenant commits any default beyond applicable notice and cure periods under this Sublease, Sublandlord shall have the remedies available under Section 15.b of the Prime Lease, as applied to this Sublease. Sublandlord’s rights shall be in addition to any and all other rights Sublandlord may have under this Sublease or the Prime Lease or under law. In addition, if this Sublease is terminated as a result of Subtenant’s default, Subtenant shall reimburse Sublandlord for the unamortized portion of the cost of Sublandlord’s Work paid by Sublandlord as of the time of such default.

19. Environmental Provisions.

a. Subtenant shall not release, generate, manufacture, store, treat, transport, or dispose of Hazardous Materials (as hereinafter defined) on, in, or from the Subleased Premises except to the extent consistent with Sublandlord’s part practices at the Premises as to type, quantity, and purpose and in accordance with applicable Environmental Law (as defined in Paragraph 16 of the Prime Lease). Subtenant shall defend, indemnify and save Sublandlord harmless from and against any injuries, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) caused as a result of Hazardous Materials introduced to the Subleased Premises or the Building by Subtenant or any employee, contractor, agent, licensee, or invitee of Subtenant. Subtenant’s obligation to defend, indemnify and save Sublandlord harmless, as set forth in this Section 19, shall survive the expiration or earlier termination of this Sublease. As used herein, “Hazardous Material” means (i) “hazardous substances” or “toxic substances” as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. §1801, all as amended and as amended after this date; (ii) “hazardous wastes”, as that term is defined by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901, et seq., as amended and as amended after this date; (iii) any pollutant or contaminant or hazardous, dangerous, or toxic chemicals, materials, or substances within the meaning of any other federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste, substance or material, all as amended and as amended after this date; (iv) crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60° Fahrenheit and 14.7 pounds per square inch absolute); (v) any radioactive material, including any source, special nuclear or by-product material as defined at 42 U.S.C. §2011, et seq., as amended and as amended after this date; (vi) asbestos in any form or condition; and (vii) polychlorinated biphenyls (“PCBs”) or substances or compounds containing PCBs.

b. Sublandlord shall defend, indemnify and save Subtenant harmless from and against any injuries, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) caused as a result of Hazardous Materials introduced to the Premises or the Building by Sublandlord or any employee, contractor, agent, licensee or invitee of Sublandlord in violation of any Environmental Law. Sublandlord’s obligation to defend, indemnify and save Subtenant harmless, as set forth in this Section 19, shall survive the expiration or earlier termination of this Sublease.

c. Compliance With ISRA.

(i) Except as explicitly set forth below, Subtenant shall comply, at Subtenant’s own expense, with all Environmental Laws, including the Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. (“ISRA”), and as required in Section 19.a hereof, shall not cause the release of Hazardous Materials at, under, or from the Subleased Premises during the term of the Sublease.

(ii) If ISRA is triggered at the expiration of this Sublease and/or the Prime Lease on March 31, 2023, or by the sale of the Premises of other action taken by Prime Landlord, Sublandlord, or any Prime Landlord affiliate before expiration of the Prime Lease or Sublease, Sublandlord shall, at its sole cost and expense, comply with all requirements of ISRA (the “Sublandlord’s ISRA Compliance”) and any obligations Sublandlord has under ISRA pursuant to the Prime Lease. Without limiting the generality of the foregoing, to the extent required under the Prime Lease, Sublandlord will undertake any and all actions necessary to obtain an entire site response action outcome under ISRA, including: (A) retaining the services of a “Licensed Site Remediation Professional” as defined in the Site Remediation Reform Act, N.J.S.A. Section 58:10C-1, et seq. (“LSRP”), (B) obtaining and maintaining a remediation funding source, if necessary under ISRA, in the amount determined by Sublandlord’s LSRP in accordance with applicable requirements, (C) having Sublandlord identified pursuant to N.J.A.C. Section 7:26C-2.3 as the Person Responsible for Conducting the Remediation on any forms or other documents necessary to comply with ISRA, (D) complying with related permitting and financial assurance requirements, if any, and (E) taking any other actions required to achieve Sublandlord’s ISRA Compliance.

(iii) Sublandlord will keep Subtenant informed of its progress in achieving Sublandlord’s ISRA Compliance by sending to Subtenant copies of all final submissions to NJDEP within five (5) business days of submission. Sublandlord shall take commercially reasonable steps to avoid any material interference or disruption of Subtenant’s operations during the performance of any work to achieve Sublandlord’s ISRA Compliance.

(iv) Sublandlord shall indemnify and hold harmless Subtenant from any and all claims, losses, injuries, liabilities, damages or expenses (including reasonable attorneys’ and consultants’ fees and costs), arising out of or in connection with a violation by Sublandlord or Sublandlord’s LSRP of any applicable laws, rules, registrations, or ordinances and any bodily injury or property damage resulting from access to, entry upon, or activity conducted by or on behalf of Sublandlord or Sublandlord’s LSRP in connect with Sublandlord’s ISRA Compliance.

(v) Notwithstanding the foregoing obligations of Sublandlord in this Section 19c., Subtenant shall be responsible for and shall reimburse and indemnify Sublandlord with respect to the necessary and reasonable costs of any ISRA obligations or other obligations under other Environmental Laws, including but not limited to, the costs of required investigations and remedial actions due to the presence of, or release of Hazardous Materials at, under or from the Premises, caused by Subtenant following the commencement of this Sublease.

(vi) If ISRA is triggered by a termination of the Sublease, cessation of business, change of Subtenant control, or other Subtenant-related event initiated by the Subtenant or any Subtenant affiliate prior to termination of the Sublease on March 31, 2023, constituting “Transferring ownership or operations” or “Closing operations,” each as defined in ISRA, Subtenant shall be responsible, at its sole cost and expense, for resulting ISRA compliance in connection with the Subleased Premises (the “Subtenant’s ISRA Compliance”), including but not limited to, as the Person Responsible for Conducting Remediation and shall obtain a Response Action Outcome and satisfy related permitting and financial assurance requirements, if any. In such event, Subtenant shall be responsible for satisfying the obligations set forth Section 19.c(ii) and (iii) with respect to the Subleased Premises, which otherwise would be the responsibility of Sublandlord. In addition, in this event, Sublandlord shall be responsible for ISRA compliance respecting the area of the Leased Premises, not including the area of the Subleased Premises, in connection with the termination of the Prime Lease on March 31, 2023.

(vii) Subtenant shall indemnify and hold harmless Sublandlord from any and all claims, losses, injuries, liabilities, damages or expenses (including reasonable attorneys’ and consultants’ fees and costs), arising out of or in connection with a violation by Subtenant or Subtenant’s LSRP of any applicable laws, rules, registrations, or ordinances and any bodily injury or property damage resulting from access to, entry upon, or activity conducted by or on behalf of Subtenant or Subtenant’s LSRP in connect with Subtenant’s ISRA Compliance.

(viii) In the event ISRA is triggered as a result of a circumstance outlined in Section 19.b(vi), Subtenant shall complete all actions required of Subtenant pursuant to Section 19.b(vi) before Prime Lease and Sublease termination to the satisfaction of Subtenant’s LSRP or the New Jersey Department of Environmental Protection, as applicable. In the event such actions are not complete by such date, Subtenant shall be responsible to pay penalties to Prime Landlord imposed on Tenant by Paragraph 16.b of the Prime Lease for failure to fully comply with ISRA and any other applicable Environmental Law prior to the Termination Date of the Prime Lease.

20. Rules and Regulations. In addition to the rules and regulations set forth in the Prime Lease, if any, Subtenant, its employees, agents, contractors and invitees shall comply with any reasonable rules and regulations Sublandlord or Prime Landlord may establish from time to time for the safety, care, order or cleanliness of the Subleased Premises or the Building.

21. Quiet Enjoyment. So long as Subtenant shall not be in default under this Sublease beyond all applicable notice and cure periods, Subtenant shall be entitled to peaceful and quiet enjoyment of the Subleased Premises without interference by Sublandlord or any party lawfully claiming by or through Sublandlord, subject to the terms of this Sublease.

22. Miscellaneous.

a. This Sublease contains the entire agreement of the parties with respect to the subject matter it covers and supersedes all prior or other negotiations, representations, understandings, and agreements of, by, or between the parties, all of which shall be deemed fully merged herein.

b. This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

c. Each party represents and warrants to the other that the person signing this Sublease on its behalf is duly authorized to execute and deliver this sublease.

d. The captions herein are inserted only as a matter of convenience and for reference and in no way define, limit, construe or describe the scope of this Sublease or the meaning or intent of any provision hereof.

e. This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, assigns, heirs and legal representatives.

f. If any provision of this Sublease is held to be invalid or unenforceable to any extent, then that provision and the remainder of this Sublease shall continue in effect and be enforceable to the fullest extent permitted by law.

g. This Sublease shall be governed by the laws of the State in which the Building is situate, without regard to its choice of law provisions.

h. The submission of this Sublease for examination does not constitute a reservation of or option for the Subleased Premises, and this Sublease shall not be effective or binding unless signed by both parties and an originally signed counterpart is delivered to Subtenant.

i. Subtenant may not record this Sublease or any memorandum thereof without the Sublandlord’s prior written consent.

j. The parties’ remedies shall survive the termination of this Sublease when the termination is caused by the default of the other party.

k. This Sublease may be modified only by a writing signed by both parties.

l. All of Subtenant’s furniture, removable trade fixtures, equipment, and other personal property installed in the Subleased Premises (“Subtenant’s Personal Property”) shall be and remain the property of Subtenant and may be removed by Subtenant. If Subtenant has granted a security interest in Subtenant’s Personal Property to a secured party, then any such secured party may remove Subtenant’s Personal Property at any time. Sublandlord agrees to waive any lien or security interest Sublandlord may have on Subtenant’s Personal Property and to enter into a subordination or access agreement with a secured party holding a first-priority financing lien on Subtenant’s Personal Property in form and substance reasonably acceptable to Sublandlord and such party, at Subtenant’s cost.

m. Sublandlord represents and warrants to Subtenant that, as of the date hereof and the Commencement Date, the Prime Lease will be in full force and effect, and Sublandlord shall not be in default thereunder.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Sublease as of the day and year first above written.

Boonton Electronics Corp.

By:	/s/Michael Kandell
Name:	Michael Kandell
Title:	CFO

RF Industries, Ltd.

By:	/s/Rob Dawson
Name:	Rob Dawson
Title:	CEO

EXHIBIT A

Prime Lease

Lease dated as of September 26, 1994

Letter Agreement dated as of July 30, 1997

Second Amendment to Lease dated as of September 12, 2001

Third Amendment to Lease dated as of May 5, 2011

Fourth Amendment to Lease dated as of February 25, 2014

Fifth Amendment to Lease dated May 1, 2015

EXHIBIT B

Subleased Premises

EXHIBIT C

Sublandlord’s Work

Install a 3’ X 7’ interior security grade door between the sales department and production department in the middle south section of the building.

Install an 8’ X 8” sheetrock wall with a centered 3’ X 7’ interior security grade door between the quality department and shipping/receiving department in the middle north section of the building.